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                                                                       EXHIBIT 6
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                                October 14, 2003


                                                   Via Facsimile (864) 240-2728
                                                           and First Class Mail
Brian Menezes, Chief Financial Officer
Safety Components International, Inc.
41 Stevens Street
Greenville, South Carolina  29605

Dear Mr. Menezes:

     As you know, Zapata Corporation has recently acquired 4,162,394 shares of common stock of Safety Components International, Inc. (the "Company") representing approximately 83.9% of the Company's outstanding common stock. We have also obtained proxies to vote almost all of these shares at the Company's upcoming annual meeting of stockholders on October 14, 2003 ("Annual Meeting"). In addition, we have obtained Legal Proxies from ADP as attorney-in-fact for the bank and broker nominees holding a majority of the Company's outstanding shares. (Enclosed is a copy of these Legal Proxies). We understand that ADP has provided a Client Proxy to the Company (through its vote tabulator) indicating that these Legal Proxies have been issued and giving the holders thereof the right to vote these shares at the Annual Meeting. As the holder of these Legal Proxies, Zapata has not granted any authority to vote these shares at the Annual Meeting, and any proxies given heretofore with respect to such shares has been and hereby is revoked.

     Pursuant to our discussion, Zapata does not intend to attend the Annual Meeting and, consequently, a quorum will not be present. It is our understanding that the Annual Meeting will be adjourned. As we discussed, please provide us with written confirmation today that the Company will adjourn tomorrow's Annual Meeting.


                                Very truly yours,

                               /s/ Leonard DiSalvo
                               -------------------
                                 Leonard DiSalvo
               Vice President-Finance and Chief Financial Officer

Enclosures

cc:      Avram A. Glazer (w/out enc.)
         Gordon E. Forth, Esq. (w/out enc.)

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